EXHIBIT 99.1

Del Frisco's Restaurant Group, Inc. Announces Second Quarter 2015 Results

Company Revises Outlook for the 2015 Fiscal Year

SOUTHLAKE, Texas, July 23, 2015 (GLOBE NEWSWIRE) -- Del Frisco's Restaurant Group, Inc. (NASDAQ:DFRG), the owner and operator of the Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille restaurant concepts, reported financial results today for the second quarter ended June 16, 2015. The Company also revised its outlook for the 52-week 2015 fiscal year.

Key highlights from the second quarter 2015 compared to the second quarter 2014 include:

  Consolidated revenues increased 9.5% to $73.8 million from $67.4 million.
  Revenues at Del Frisco's Grille increased 26.7% to $19.1 million from $15.1 million.
  Comparable restaurant sales increased 1.0% at Del Frisco's Double Eagle and represented the concept's 22nd consecutive quarter of positive comparable restaurant sales.
  Comparable restaurant sales decreased 3.0% at Sullivan's Steakhouse.
  Comparable restaurant sales decreased 6.3% at Del Frisco's Grille.
  Cost of sales, as a percentage of consolidated revenues, improved to 28.8% from 30.1%.
  Net income of $3.7 million, or $0.16 per diluted share, compared to net income of $4.8 million, or $0.20 per diluted share.
  Restaurant-level EBITDA**, a non-GAAP measure, increased 5.3% to $16.5 million from $15.7 million.

** Restaurant-level EBITDA, a non-GAAP measure, represents net income before interest, taxes and depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs and general and administrative expenses. For a reconciliation of restaurant-level EBITDA to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

Mark S. Mednansky, Chief Executive Officer of Del Frisco's Restaurant Group, Inc., said, "The second quarter fell short of our expectations due to choppy sales that were broad based geographically and spread across all three brands. We also contended with limited patio use in some markets mainly because of inclement weather. These factors led to lackluster comparable restaurant sales and higher operating costs as a percentage of revenues."

Mednansky continued, "We firmly believe that upwardly mobile and affluent guests love our brands, despite the near-term headwinds experienced during the quarter itself, and we are addressing our opportunities to further connect with them and build stronger loyalty through menu enhancements, seasonal offerings and other promotional activities, and more impactful marketing. However, given our performance to-date and more conservative outlook for the balance of 2015, we have revised our annual guidance for revenues and earnings growth."

Mednansky concluded, "Our Del Frisco's Grille openings in The Woodlands, Texas during the second quarter and in Plano, Texas early in the third quarter are both off to strong starts and exceeding the brand's overall average weekly sales metrics. The hard work that began in late 2014 in refining Del Frisco's Grille from a menu and execution standpoint are helping our newer units gain operating efficiencies sooner and giving us greater confidence as we look to open four additional Del Frisco's Grille restaurants this year along with one Del Frisco's Double Eagle Steak House."

Review of Second Quarter 2015 Operating Results

Consolidated revenues increased $6.4 million, or 9.5%, to $73.8 million in the second quarter of 2015 from $67.4 million in the second quarter of 2014. Total operating weeks increased to 553 from 481. Total comparable restaurant sales decreased 1.4% in the second quarter of 2015 following a total comparable restaurant sales increase of 2.2% in the second quarter of 2014.

Restaurant-level EBITDA** increased $0.8 million, or 5.3%, to $16.5 million in the second quarter of 2015 from $15.7 million in the second quarter of 2014. As a percentage of consolidated revenues, restaurant-level EBITDA decreased to 22.3% from 23.3%.

General and administrative costs increased $1.0 million to $5.9 million in the second quarter of 2015 from $4.8 million in the second quarter of 2014. This increase was due to increased management education expenses and non-cash stock compensation expense along with growth in corporate level personnel to support growth. As a percentage of consolidated revenues, general and administrative costs increased to 8.0% from 7.2%.

Net income was $3.7 million, or $0.16 per diluted share, in the second quarter of 2015 compared to $4.8 million, or $0.20 per diluted share, in the second quarter of 2014.

Segment Results

We operate the Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille concepts as operating segments.

Del Frisco's Double Eagle Steak House

  Revenues increased $3.3 million, or 9.8%, to $37.2 million in the second quarter of 2015 from $33.9 million in the second quarter of 2014. This increase was primarily due to an additional 12 operating weeks during the quarter (to 132 from 120) along with a 1.0% increase in comparable restaurant sales, the 22nd consecutive quarter of positive comparable restaurant sales. The growth in comparable restaurant sales was comprised of a 5.8% increase in average check, offset by a 4.8% decrease in customer counts.

  Restaurant-level EBITDA** increased 12.4%, or $1.2 million, to $11.1 million in the second quarter of 2015 from $9.9 million in the second quarter of 2014. As a percentage of revenues, restaurant-level EBITDA improved to 29.9% from 29.2% as the brand experienced lower cost of sales, operating, and marketing and advertising costs as a percentage of revenues. These were partially offset by higher labor and occupancy expenses as a percentage of revenues.

Sullivan's Steakhouse

  Revenues decreased $1.0 million, or 5.2%, to $17.5 million in the second quarter of 2015 from $18.4 million in the second quarter of 2014.  This decrease was primarily due to 3.0% decrease in comparable restaurant sales, two fewer operating weeks during the quarter (to 226 from 228) resulting from the Denver, Colorado restaurant closure and significantly lower sales volume at our Anchorage, Alaska restaurant during its renovation, as it was operating at nearly half capacity. The decline in comparable restaurant sales was driven by a 6.0% decrease in customer counts, offset by a 3.0% increase in average check. Comparable restaurant sales were also negatively impacted by three lost operating days and significantly lower sales in our Baltimore, Maryland restaurant following local unrest.

  Restaurant-level EBITDA** decreased 19.3%, or $0.6 million to $2.4 million in the second quarter of 2015 from $3.0 million in the second quarter of 2014.  As a percentage of revenues, restaurant-level EBITDA decreased to 13.6% from 16.0% as the brand experienced higher cost of sales, labor, and occupancy expenses as percentage of revenues driven by the Denver, Colorado restaurant closure and Anchorage, Alaska remodel.  Excluding these two locations, restaurant-level EBITDA increased to 16.3%.

Del Frisco's Grille

  Revenues increased 26.7%, or $4.0 million, to $19.1 million in the second quarter of 2015 from $15.1 million in the second quarter of 2014. The increase was primarily due to 62 additional operating weeks (to 195 from 133) resulting from five restaurant openings in the second half of 2014 and first half of 2015, offset by a 6.3% decrease in comparable restaurant sales driven in part by significantly reduced patio sales related to inclement weather in certain parts of the country.

  Restaurant-level EBITDA** increased 5.6%, or $0.2 million, to $3.0 million in the second quarter of 2015 from $2.8 million in the second quarter of 2014. As a percentage of revenues, restaurant-level EBITDA decreased to 15.5% from 18.6% as the brand experienced higher labor, operating, occupancy, and marketing and advertising expenses as a percentage of revenues, which were partially offset by lower cost of sales as a percentage of revenues.

Outlook

The following statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them. We refer all of you to our recent filings with the SEC for a more detailed discussion of the risks that could impact future operating results and financial conditions.

Based upon current information, we are making several updates to our guidance for the 52-week fiscal year 2015, which ends on December 29, 2015.

  Consolidated revenue growth of 10% to 13%.
  Total comparable restaurant sales increase of 0.5% to 1.5% (previously 2% to 3%).
  One Del Frisco's Double Eagle Steak House and six Del Frisco's Grille openings.
  One Sullivan's Steakhouse closing.
  Cost of sales of 28.8% to 29.8% of consolidated revenues (previously 29.8% to 30.3%)
  Restaurant-level EBITDA** of 21.8% to 22.2% of consolidated revenues (previously 22.0% to 22.4%).
  General and Administrative expenses of approximately $24.0 million to $24.5 million.
  Pre-opening expenses of approximately $5.0 million to $5.5 million.
  Effective tax rate of approximately 30% to 32%.
  Gross capital expenditures (before tenant allowances) of $40 million to $45 million.
  Annual adjusted earnings per diluted share growth between 5% and 9% (previously 15% to 18%).

Development

At the end of the second quarter we opened a Del Frisco's Grille in The Woodlands, Texas. In the third quarter, we have already opened a Del Frisco's Grille in Plano, Texas and will be opening a Del Frisco's Grille in Stamford, Connecticut and a Del Frisco's Double Eagle Steak House in Orlando, Florida. The remaining three Del Frisco's Grille locations in Little Rock, Arkansas; Hoboken, New Jersey; and Cherry Creek, Colorado will open in the fourth quarter.

We also closed the Sullivan's Steakhouse in Denver, Colorado during the second quarter upon its lease expiration.

Conference Call

We will host a conference call to discuss the financial results for the second quarter 2015 ended June 16, 2015 today at 7:30 AM Central Time. Hosting the conference call will be Mark S. Mednansky, Chief Executive Officer, and Tom Pennison, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 800-347-6109 or for international callers by dialing 913-981-5575. A replay will be available afterwards and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 2838010. The replay will be available until Thursday, July 30, 2015.

The conference call will also be webcast live from our corporate website at www.DFRG.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the call has concluded.

About Del Frisco's Restaurant Group, Inc.

Based in Southlake, Texas, near Dallas, Del Frisco's Restaurant Group, Inc. is a collection of 47 restaurants across 20 states and Washington, D.C., including Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille.  Del Frisco's Double Eagle Steak House serves up flawless cuisine that's bold and delicious, an extensive award-winning wine list and a level of service that reminds guests that they're the boss. Sullivan's Steakhouse is a great neighborhood place for a big night out on the town - with outstanding food, hand-shaken martinis, an award winning wine list, and live entertainment all under one roof. Del Frisco's Grille is modern, inviting, stylish and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.SullivansSteakhouse.com, and www.DelFriscosGrille.com. For more information about Del Frisco's Restaurant Group, Inc., please visit www.DFRG.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading "Outlook" are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "could," "should," "estimate," "expect," "intend," "may," "predict," "project," "target," and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages. Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.

DEL FRISCO'S RESTAURANT GROUP, INC.
Condensed Consolidated Income Statements - Unaudited
(dollar amounts in thousands, except share and per share data)

	12 Weeks Ended		24 Weeks Ended
	June 16,	June 17,	June 16,	June 17,
	2015	2014	2015	2014

Revenues	$ 73,776	$ 67,386	$ 148,878	$ 134,008

Costs and expenses:
Costs of sales	21,276	20,292	42,938	40,344
Restaurant operating expenses	34,260	30,037	69,207	60,608
Marketing and advertising costs	1,746	1,386	3,117	2,607
Pre-opening costs	1,479	906	1,746	1,290
General and administrative costs	5,908	4,844	11,386	9,530
Secondary public offering costs	--	--	--	5
Depreciation and amortization	3,613	3,001	7,190	5,956

Operating income	5,494	6,920	13,294	13,668

Other income (expense), net:
Interest expense	(7)	(16)	(32)	(31)
Other	(88)	(22)	(177)	(39)

Income before income taxes	5,399	6,882	13,085	13,598

Income tax expense	1,686	2,113	3,978	4,308

Net income	$ 3,713	$ 4,769	$ 9,107	$ 9,290

Basic earnings per share	$ 0.16	$ 0.20	$ 0.39	$ 0.39
Diluted earnings per share	$ 0.16	$ 0.20	$ 0.39	$ 0.39

Shares used in computing net income per common share:
Basic	23,445,716	23,578,703	23,444,381	23,603,045
Diluted	23,672,028	23,846,766	23,599,213	23,852,881

DEL FRISCO'S RESTAURANT GROUP, INC.
Selected Balance Sheet Data
(dollar amounts in thousands)

	June 16,	December 30,
	2015	2014
	(unaudited)

Cash and cash equivalents	$ 1,928	$ 3,520
Total assets	325,818	319,666
Long-term debt	--	--
Total stockholders' equity	221,573	210,983

Reconciliation of Non-GAAP Measures and Segment Information

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP Adjusted Net Income and Restaurant-level EBITDA. Adjusted Net Income represents pre-tax income from operations plus the sum of third-party lease guarantees and secondary public offering costs, minus income tax expense at an effective tax rate of 31%. We believe that this measure represents a useful internal measure of performance as it excludes certain non-operating expenditures. Restaurant-level EBITDA is calculated by adding back to operating income depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, secondary public offering expenses, and general and administrative expenses. We believe that this measure also represents a useful internal measure of performance. Accordingly, we include these non-GAAP measures so that investors have the same financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, these measures as presented may not be directly comparable to a similarly titled measure presented by other companies. These non-GAAP measures are presented as supplemental information and not as alternatives to any GAAP measurements. The following tables include a reconciliation of pre-tax income from continuing operations to adjusted net income and a reconciliation of restaurant-level EBITDA to operating income:

	12 Weeks Ended		24 Weeks Ended
	June 16,	June 17,	June 16,	June 17,
	2015	2014	2015	2014
Adjusted Net Income:
Pre-tax income	$ 5,399	$ 6,882	$ 13,085	$ 13,598
Day Star Rest. Grp dba Lone Star Steakhouse lease guarantees	67	--	152	--
Secondary public offering costs	--	--	--	5
Non-GAAP Adjustments	67	--	152	5
Adjusted Pre-tax Income	5,466	6,882	13,237	13,603
Income Tax (@ 31%)	1,694	2,065	4,103	4,217
Adjusted Net Income	$ 3,772	$ 4,817	$ 9,134	$ 9,386
Basic EPS (Adjusted)	$ 0.16	$ 0.20	$ 0.39	$ 0.40
Diluted EPS (Adjusted)	$ 0.16	$ 0.20	$ 0.39	$ 0.39

Segment Information and Restaurant-Level EBITDA Reconciliation - Quarter

	12 Weeks Ended June 16, 2015 (unaudited)
	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$ 37,175	100.0%	$ 17,477	100.0%	$19,124	100.0%	$ 73,776	100.0%
Costs and expenses:
Cost of sales	11,004	29.6%	5,366	30.7%	4,906	25.6%	21,276	28.8%
Labor	8,295	22.3%	5,303	30.3%	5,949	31.1%	19,547	26.5%
Operating expenses	3,607	9.7%	2,719	15.6%	2,512	13.2%	8,838	12.0%
Occupancy	2,525	6.8%	1,168	6.7%	2,182	11.4%	5,875	7.9%
Restaurant operating expenses	14,427	38.8%	9,190	52.6%	10,643	55.7%	34,260	46.4%
Marketing and advertising costs	615	1.7%	536	3.1%	595	3.1%	1,746	2.4%
Restaurant-level EBITDA	11,129	29.9%	2,385	13.6%	2,980	15.6%	16,494	22.4%

Pre-opening costs							1,479	2.1%
General and administrative							5,908	8.0%
Depreciation and amortization							3,613	4.9%

Operating income							$ 5,494	7.4%

Restaurant operating weeks	132		226		195		553
Average weekly volume	$ 282		$ 77		$ 98		$ 133

	12 Weeks Ended June 17, 2014 (unaudited)
	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$ 33,862	100.0%	$ 18,435	100.0%	$15,089	100.0%	$ 67,386	100.0%
Costs and expenses:
Cost of sales	10,531	31.1%	5,614	30.4%	4,147	27.5%	20,292	30.1%
Labor	7,294	21.6%	5,191	28.2%	4,533	30.0%	17,018	25.3%
Operating expenses	3,359	9.9%	2,912	15.8%	1,943	12.9%	8,214	12.2%
Occupancy	2,180	6.4%	1,199	6.5%	1,426	9.5%	4,805	7.1%
Restaurant operating expenses	12,833	37.9%	9,302	50.5%	7,902	52.4%	30,037	44.6%
Marketing and advertising costs	595	1.8%	563	3.1%	228	1.5%	1,386	2.0%
Restaurant-level EBITDA	9,903	29.2%	2,956	16.0%	2,812	18.6%	15,671	23.3%

Pre-opening costs							906	1.3%
General and administrative							4,844	7.2%
Depreciation and amortization							3,001	4.5%

Operating income							$ 6,920	10.3%

Restaurant operating weeks	120		228		133		481
Average weekly volume	$ 282		$ 81		$ 113		$ 140

Segment Information and Restaurant-Level EBITDA Reconciliation – Year-to-Date

	24 Weeks Ended June 16, 2015 (unaudited)
	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$ 73,196	100.0%	$ 37,315	100.0%	$38,367	100.0%	$ 148,878	100.0%
Costs and expenses:
Cost of sales	21,738	29.7%	11,191	30.0%	10,009	26.1%	42,938	28.8%
Labor	16,842	23.0%	10,959	29.4%	12,179	31.7%	39,980	26.8%
Operating expenses	7,077	9.7%	5,490	14.7%	4,942	12.9%	17,509	11.8%
Occupancy	5,014	6.8%	2,437	6.5%	4,267	11.1%	11,718	7.9%
Restaurant operating expenses	28,933	39.5%	18,886	50.6%	21,388	55.7%	69,207	46.5%
Marketing and advertising costs	1,074	1.5%	976	2.6%	1,067	2.8%	3,117	2.1%
Restaurant-level EBITDA	21,451	29.3%	6,262	16.8%	5,903	15.4%	33,616	22.6%

Pre-opening costs							1,746	1.2%
General and administrative							11,386	7.6%
Depreciation and amortization							7,190	4.9%

Operating income							$ 13,294	8.9%

Restaurant operating weeks	264		454		387		1,105
Average weekly volume	$ 277		$ 82		$ 99		$ 135

	24 Weeks Ended June 17, 2014 (unaudited)
	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$ 66,430	100.0%	$ 37,456	100.0%	$30,122	100.0%	$ 134,008	100.0%
Costs and expenses:
Cost of sales	20,600	31.0%	11,327	30.2%	8,417	27.9%	40,344	30.1%
Labor	14,809	22.3%	10,738	28.7%	9,409	31.3%	34,956	26.1%
Operating expenses	6,478	9.8%	5,793	15.5%	3,800	12.6%	16,071	12.0%
Occupancy	4,333	6.5%	2,447	6.5%	2,801	9.3%	9,581	7.1%
Restaurant operating expenses	25,620	38.6%	18,978	50.7%	16,010	53.3%	60,608	45.2%
Marketing and advertising costs	1,099	1.6%	1,033	2.8%	475	1.6%	2,607	2.0%
Restaurant-level EBITDA	19,111	28.8%	6,118	16.3%	5,220	17.3%	30,449	22.7%

Pre-opening costs							1,290	1.0%
General and administrative							9,530	7.1%
Secondary public offering costs							5	0.0%
Depreciation and amortization							5,956	4.4%

Operating income							$ 13,668	10.2%

Restaurant operating weeks	240		456		265		961
Average weekly volume	$ 277		$ 82		$ 114		$ 139

CONTACT: Investor Relations Contact:
         Raphael Gross
         203-682-8253
         investorrelations@dfrg.com

         Media Relations Contact:
         Christine Beggan
         203-682-8329
         Christine.Beggan@icrinc.com